UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2008

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

Effective as of May 2, 2008, CIBER, Inc., a Delaware corporation (the “Company”), amended and restated its Rights Agreement, dated August 31, 1998, as amended (the “Existing Agreement”), between the Company and Wells Fargo Bank, National Association, as successor rights agent (the “Rights Agent”).  The amendment and restatement is reflected in the First Amended and Restated Rights Agreement, dated May 2, 2008, between the Company and the Rights Agent (the “Amended Agreement”).  The Rights Agent also serves as the Company’s transfer agent.

The Amended Agreement, like the Existing Agreement, is intended to deter coercive or abusive tender offers and market accumulations. The Amended Agreement is designed to encourage an acquirer to negotiate with the Company’s board of directors (the “Board”) and to enhance the Board’s ability to act in the best interests of all of the Company’s shareholders.

Under the Amended Agreement, each shareholder of the Company holds one share purchase right (a “Right”) for each share of Company common stock held. The Rights generally become exercisable only in the event that an acquiring party accumulates 15 percent or more of the Company’s outstanding shares of common stock.  If this were to occur, subject to certain exceptions, each Right (except for the Rights held by the acquiring party) would allow its holder to purchase the Company’s common stock with a value equal to twice the exercise price of the Right, now set at $37 (the “Purchase Price”).  In the event that, after an acquiring party has accumulated 15 percent or more of the Company’s outstanding shares of common stock, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets, cash flow or earning power are sold, each unexercised Right (except for the Rights held by the acquiring party) would thereafter allow its holder to purchase stock of the acquiring company (or the Company’s common stock if it is the surviving company to the transaction) with a value equal to twice the Purchase Price of the Right. The substantial dilutive effect of the Rights on the acquiring party provides a strong incentive for the acquiring party to negotiate with the Board.

The Amended Agreement, which was approved by the Board, contains the following revisions to the Existing Agreement:

1.                                      Extension of the Term.  The Amended Agreement extends the Final Expiration Date from August 31, 2008 to May 2, 2018.

2.                                      Shares to be Acquired on Exercise.  The Amended Agreement provides that each Right shall represent the right to purchase one one-thousandth of a share of preferred stock, upon the terms and subject to the conditions set forth in the Amended Agreement.  The Existing Agreement, on the other hand, provided that each Right represented the right to purchase one one-hundredth of a share of preferred stock, upon the terms and subject to the conditions set forth in the Existing Agreement.

3.                                      Purchase Price.  The Amended Agreement sets the initial exercise price for each Right at $37.

4.                                      Redemption Period.  The Amended Agreement amends the period of time during which the Board may redeem the Rights, in whole or part at a price of $0.001 per right, such that it will end on the earlier of (i) the tenth business day following the date a person or group becomes the beneficial owner of 15 percent or more of the Company’s common stock or (ii) the Final Expiration Date.

In addition to the amended provisions described above, the Amended Agreement also contains certain other modifications to the Existing Agreement. The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement, a copy of which is filed herewith as Exhibit 4.1.

Item 3.03                                             Material Modification to the Rights of Security Holders

Please see the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 3.03.

Item 5.03                                             Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Amended Agreement referenced in Item 1.01 above, on April 29, 2008 the Board approved an Amended Certificate of Designations of Series A Junior Participating Preferred Stock of CIBER, Inc. (the “Certificate of Designations”). The amendments to the Certificate of Designations correspond to the changes made in the Amended Agreement that resulted in each Right representing the right to purchase one one-thousandth of a share of preferred stock instead of one one-hundredth of a share of preferred stock as was provided for by the Existing Agreement.  The Certificate of Designations was filed with the Secretary of the State of Delaware and became effective on May 2, 2008. The Certificate of Designations is attached as Exhibit 3.1 hereto and is incorporated herein by reference.  Please see the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 5.03.

Item 9.01                                             Financial Statements and Exhibits

(d) Exhibits

3.1                                Amended Certificate of Designations of Series A Junior Participating Preferred Stock of CIBER, Inc.

4.1                                First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, National Association (incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on May 2, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, INC.

Date:	May 2, 2008	By:	/s/ Mac J. Slingerlend
		Name:	Mac J. Slingerlend
		Title:	Chief Executive Officer, President and Secretary

Exhibit Index

Exhibit No.

3.1	Amended Certificate of Designations of Series A Junior Participating Preferred Stock of CIBER, Inc.

4.1

First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, National Association (incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on May 2, 2008).